Exhibit (m)(1)(b)

APPENDIX A

(to the Investor Class Shares

Service and Distribution Plan Under Rule 12b-1)

December 30, 2015

Forward Balanced Allocation Fund

Forward Commodity Long/Short Strategy Fund

Forward Credit Analysis Long/Short Fund

Forward Dynamic Income Fund

Forward EM Corporate Debt Fund

Forward Emerging Markets Fund

Forward Frontier Strategy Fund

Forward Global Infrastructure Fund

Forward Growth & Income Allocation Fund

Forward Growth Allocation Fund

Forward High Yield Bond Fund

Forward Income Builder Fund

Forward International Dividend Fund

Forward International Real Estate Fund

Forward International Small Companies Fund

Forward Investment Grade Fixed-Income Fund

Forward Multi-Strategy Fund

Forward Real Estate Fund

Forward Real Estate Long/Short Fund

Forward Select Income Fund

Forward Select Opportunity Fund

Forward Tactical Growth Fund

Forward Total MarketPlus Fund